PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 63 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-27919
Dated June 2, 1997                                                March 5, 1998
                                                                 Rule 424(b)(3)
                   Morgan Stanley, Dean Witter, Discover & Co.
                           MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                             -----------------------


     The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

     Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.



Principal Amount:          $100,000,000

Maturity Date:             March 9, 2001; provided that if
                           such day is not a Business Day,
                           the payment of principal and
                           interest will be made on the next
                           succeeding Business Day, and
                           no interest on such payment
                           shall accrue for the period from
                           and after the Maturity Date

Interest Accrual
   Date:                   March 10, 1998

Interest Payment
   Dates:                  Each March 9, June 9,
                           September 9 and December 9,
                           commencing June 9, 1998;
                           provided that the final Interest
                           Payment Date will be the
                           Maturity Date.  If any such day
                           (other than the Maturity Date) is
                           not a Business Day, such
                           Interest Payment Date will be
                           the next succeeding Business
                           Day, except that if such
                           Business Day is in the next
                           succeeding calendar month,
                           such Interest Payment Date
                           shall be the next preceding day
                           that is a Business Day

Initial Interest Rate:     To be determined two London
                           Banking Days prior to the date
                           of issuance

Base Rate:                 LIBOR

Index Maturity:            3 Months

Spread (Plus or Minus):    Plus 0.10% per annum

Index Currency:            U.S. Dollars

Interest Payment
   Period:                 Quarterly

Specified Currency:        U.S. Dollars

Issue Price:               100.00%

Settlement Date
   (Original Issue Date):  March 10, 1998

Initial Interest Reset
   Date:                   June 9, 1998, or if such day is
                           not a Business Day, the next
                           succeeding Business Day, except
                           that if such Business Day is in
                           the next succeeding calendar
                           month, such Initial Interest
                           Reset Date shall be the next
                           preceding day that is a Business
                           Day

Interest Reset Dates:      Same as Interest Payment Dates

Interest Reset Period:     Quarterly

Interest Determination
   Dates:                  Two London Banking Days
                           prior to each Interest Reset Date

Reporting Service:         Telerate (Page 3750)

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Agent:                     Morgan Stanley & Co.
                           Incorporated

Calculation Agent:         The Chase Manhattan Bank

Minimum Denomination:      $1,000

CUSIP:                     61745EME8

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER